Exhibit 99.1
RELEASE
3:00 P.M., C.S.T.
November 6, 2008

Rochester Medical Reports Record Fourth Quarter Sales and Record Annual Sales
Stewartville, MN November 6, 2008
Rochester Medical Corporation (NASDAQ: ROCM) today announced operating results for its fourth quarter and year ended September 30, 2008.
The Company reported record sales of $9,512,000 for the current quarter compared to $8,437,000 for the fourth quarter of last year. The Company also reported quarterly net income of $342,000 or $.03 per diluted share compared to $733,000 or $.06 per diluted share for the fourth quarter of last year. The approximate 13% increase in sales (16% on a constant currency basis) resulted from an 18% increase in Rochester Medical Branded Sales (23% on a constant currency basis), and a 4% increase in Private Label Sales (4% on a constant currency basis). Constant currency basis assumes current exchange rates for all periods in order to exclude the impact of foreign exchange variations.
Net income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter is $789,000 or $.06 per diluted share compared to Non-GAAP Net Income of $1,211,000 or $.10 per diluted share for the fourth quarter of last year. The decrease for the current quarter is primarily attributable to increased strategic investment in Sales and Marketing Programs.
For the fiscal year ended September 30, 2008, the Company reported record sales of $35,192,000 compared to sales of $32,663,000 for the previous year. It reported net income for the year of $759,000 or $.06 per diluted share compared to a net income of $34,050,000 or $2.77 per diluted share for the previous year. The approximate 8% annual increase in sales (8% on a constant currency basis) resulted from a 24% annual increase in Rochester Medical Branded sales (24% increase on a constant currency basis) offset by a 16% decrease in Private Label Sales (16% decrease on a constant currency basis).
Non-GAAP Net Income for the current year is $2,776,000 or $.22 per diluted share compared to Non-GAAP net income of $4,966,000 or $.40 per diluted share for the previous year. The decrease for the current year is primarily attributable to the increased strategic investment in Sales and Marketing Programs.
Due to significant swings in the currency exchange rates, the Company is now also showing sales levels on a constant currency basis. In the fourth quarter the dollar strengthened significantly versus the pound sterling, thus affecting Branded sales growth levels in actual dollars.

Commenting on today’s announcement, Rochester Medical’s CEO and President Anthony J. Conway said, “We had an excellent quarter and excellent year, and we look forward to building on that success in the United States, the United Kingdom, and other global markets. Our planned investments in Sales and Marketing are showing strong results. We are very pleased with the increasing interest in our Infection Control Catheters and with the solid growth in our Intermittent Catheter Sales. As we have previously stated, we look forward to exciting new product introductions this year which will further boost our reputation as a leader in the industry and also help boost our sales. We expect 2009 to be a good year for Rochester Medical.”
Rochester Medical has provided Non-GAAP Net Income in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results. Non-GAAP Net Income is not a measure of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income is not comparable to information provided by other companies. Non-GAAP Net Income has limitations as an analytical tool and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.
Reconciliations of Net Income and Non-GAAP Net Income are presented at the end of this press release.
This press release contains forward-looking statements that involve risks and uncertainties, including the uncertainty of estimated revenues and profits, as well as the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007.
The Company will hold a quarterly conference call this afternoon to discuss its earnings report. The call will begin at 4:00 p.m. Central Daylight Time (5:00 p.m. eastern time).This call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:
Domestic: 888.713.4214, password 27129424
International: 617.213.4866, password 27129424
Pre Registration:
https://www.theconferencingservice.com/prereg/key.process?key=PKQEEFANR
Replay will be available for seven days at www.rocm.com or via telephone at:
Domestic: 888-286-8010, password 85160784
International: 617-801-6888, password 85160784

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.
For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Net Income to Non-GAAP Net Income
For the Three and Twelve months ended
September 30, 2008

	(unaudited)		(unaudited)
	Three months ended		Tweleve months ended
	September 30,		September 30,
	2008	2007	2008	2007

GAAP Net Income as Reported	$342,000	$733,000	$759,000	$34,050,000

Diluted EPS as Reported	$0.03	$0.06	$0.06	$2.77

Adjustments for non-recurring unusual items:
Settlement income after taxes (1)	—	—	—	(31,305,000)
Deferred revenue (2)	—	—	—	(564,000)

Subtotal	—	—	—	(31,869,000)

Adjustments for recurring non-cash expenses:
Intangible Amortization (3)	164,000	167,000	653,000	668,000
FAS 123R Compensation Expense (4)	283,000	311,000	1,364,000	2,117,000

Subtotal	447,000	478,000	2,017,000	2,785,000

Non-GAAP Net Income	$789,000	$1,211,000	$2,776,000	$4,966,000

Non-GAAP Diluted EPS	$0.06	$0.10	$0.22	$0.40

Weighted Average Shares — Diluted	12,587,427	12,582,793	12,577,337	12,272,172
(1)
Settlement income received November 20, 2006 from Premier, Inc. of $5,155,000 and December 14, 2006 from CR Bard, Inc. of $33,450,000 after taxes of $7,300,000. This adjustment reduces net income for amounts received net of taxes paid in connection with one-time settlement of certain litigation. These amounts were recorded in Other Income in the Statement of Operations for the fiscal year ended September 30, 2007.

(2)
Deferred revenue from a $1,000,000 fee paid by Coloplast A/S in June 2002 for marketing rights to our antibacterial Release NF foley catheter. These rights with Coloplast A/S were cancelled by mutual agreement in March 2007, thus accelerating the recognition of the remaining amount as all conditions for revenue recognition have now been met. Also includes a $200,000 fee paid by Hollister for marketing rights to our hydorphilic intermittent catheter in September 2003. The fee paid by Hollister was fully recognized in December 2006. This adjustment reduces net income related to the realization of certain one-time revenue from marketing rights. The amounts were recorded in net sales in the Statement of Operations.

(3)
Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation. Management believes these assets are appreciating. This adjustment adds back amortization expense for the three and twelve months ended September 30, 2008 and 2007 related to certain intangibles.

(4)
Compensation expense mandated by SFAS 123R. This adjustment adds back the compensation expense recorded when stock options are granted to employees and directors for the three and twelve months ended September 30, 2008 and 2007.

Rochester Medical Corporation
Press Release — F08 Fourth Quarter
Condensed Balance Sheets

	(unaudited)
	September 30,	September 30,
	2008	2007

Assets

Current Assets
Cash and equivalents	$8,508,000	$6,671,356
Marketable securities	28,493,648	30,465,244
Accounts receivable	6,009,023	5,527,518
Inventories	8,745,873	7,698,889
Prepaid expenses and other assets	1,110,291	6,480
Deferred income tax asset	1,143,931	876,032

Total current assets	54,010,766	51,245,519

Property and equipment, net	9,883,329	9,679,035
Deferred income tax asset	831,299	571,721
Patents, net	227,358	257,353
Intangible assets, net	6,860,213	7,821,562
Goodwill	5,169,661	5,920,255

Total Assets	$76,982,626	$75,495,445

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,127,470	$1,091,874
Accrued expenses	1,152,118	1,978,937
Short-term debt	1,958,828	1,849,463

Total current liabilities	5,238,416	4,920,274

Long-term liabilities
Other long-term liabilities	239,496	—
Long-term debt	3,806,185	6,066,246

Total long term liabilities	4,045,681	6,066,246

Stockholders’ equity	67,698,529	64,508,925

Total Liabilities and Stockholder Equity	$76,982,626	$75,495,445

Rochester Medical Corporation
Press Release — F08 Fourth Quarter
Summary Statements Of Operations

	(unaudited)		(unaudited)
	Three months ended		Tweleve months ended
	Sept 30,		Sept 30,
	2008	2007	2008	2007

Sales	$9,512,191	$8,437,378	$35,191,949	$32,663,087

Cost of sales	4,889,789	4,044,975	18,483,985	15,619,178

Gross profit	4,622,402	4,392,403	16,707,964	17,043,909
Gross profit %	49%	52%	47%	52%

Costs and expense:
Marketing and selling	2,544,014	1,926,222	9,498,596	6,490,497
Research and development	308,913	232,725	1,044,205	943,225
General and administrative	1,447,707	1,540,034	6,658,002	6,742,665

Total operating expenses	4,300,634	3,698,981	17,200,803	14,176,387

Income (loss) from operations	321,768	693,422	(492,839)	2,867,522

Other income (expense)

Interest income	197,997	380,656	1,239,689	1,288,603
Interest expense	(82,674)	(110,848)	(477,560)	(513,296)
Other income (expense)	(88,642)	250,000	(88,642)	38,855,000

Net income (loss) before income taxes	$348,449	$1,213,230	$180,648	$42,497,829

Income tax expense(benefit)	6,291	479,747	(578,455)	8,447,649

Net income	342,158	733,483	759,103	34,050,180

Earnings per common share — Basic	$0.03	$0.06	$0.06	$2.97

Earnings per common share — Diluted	$0.03	$0.06	$0.06	$2.77

Weighted Average Shares:	11,878,956	11,680,364	11,815,904	11,449,646

Basic

Weighted Average Shares:
Diluted	12,587,427	12,582,793	12,577,337	12,272,172